Exhibit 99.1
Hayes Lemmerz Reports Improved Sales, Operating Results, and Liquidity;
Continuing Restructuring Initiatives Contribute to Improvements
Company Affirms Guidance for FY 2008 Sales and Adjusted EBITDA
NORTHVILLE, Mich., June 05, 2008 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today reported substantially higher sales, adjusted EBITDA, core operating earnings, and liquidity for the first fiscal quarter ended April 30, 2008.
“Hayes Lemmerz continues to show steady year-over-year improvement in operational results,” said Curtis J. Clawson, President, CEO and Chairman of the Board. “We made progress in the restructuring of our North American operations, and our results reflect the fruits of that long and challenging process.”
The Company recently announced plans to close its aluminum wheel facility in Gainesville, Georgia by year end, due to global overcapacity in the light vehicle aluminum wheel market and increasing aluminum wheel imports into North America from low-cost countries. A portion of the annual production of the Gainesville facility will be transferred to the Company’s facility in Chihuahua, Mexico. The restructuring transaction will reduce costs and improve cash flow, the Company said.
For the first fiscal quarter, Hayes Lemmerz reported sales of $573.8 million, up 15% from $498.6 million in the year earlier quarter. Adjusted EBITDA improved 9% to $54.6 million from $50.1 million a year earlier. Core operating earnings (excluding discontinued operations and restructuring charges) improved to $25.2 million from $21.1 million a year earlier. The Company’s net loss for the quarter improved slightly to $12.8 million, compared with a loss of $15.3 million in the prior year quarter.
Free cash flow for the first quarter, which is traditionally weak because of seasonality, was negative $55.3 million, compared with negative $2.5 million a year earlier. “Although cash flow for the quarter was negative, our goal is to achieve positive cash flow for the full year, excluding the cash costs associated with restructuring activities,” Mr. Clawson said.
Liquidity improved to $249 million from $135 million at the end of the year earlier period, reflecting the success of our rights offering and refinancing during the second quarter of 2007. The $114 million improvement came primarily from increased cash ($43 million) and increased availability under the Company’s revolving credit facility ($55 million).

The Company also said it expects sales for the 2008 full fiscal year will range between $2.1 billion and $2.3 billion, Adjusted EBITDA will be between $205 million and $220 million, and capital expenditures will range between $95 million and $105 million. The Company continues to invest in profitable production facilities in leading-cost, high growth areas, including India, Brazil, Thailand, and Turkey.
“We are on track to achieve our primary short-term goals for 2008,” said Mr. Clawson. “We are executing our operating plan by improving core wheel financial results, and continued diversification of our business,” he said.
He noted that Hayes Lemmerz’ wheels are now on more than 200 platforms worldwide, and that no single platform accounts for more than 4% of sales. “Our diverse customer portfolio and geographic mix helps protect us from problems experienced by any single platform or manufacturer and helps to soften the impact of lower volumes in the North American automotive market,” Mr. Clawson said.
Use of Non-GAAP Financial Information
EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude asset impairment losses and other restructuring charges, reorganization items and other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. Free cash flow is defined as cash from operating activities minus capital expenditures plus cash from the sale of assets. Management uses free cash flow to identify the amount of cash available to meet debt amortization requirements, pay dividends to stockholders or make corporate investments. Core operating earnings is defined as earnings from operations less asset impairments and restructuring charges, post-emergence chapter 11 related costs, gains and losses on sales of assets, and other special items that are of an infrequent or unusual nature. Core operating earnings is used by management as a non-GAAP financial measure because it is more indicative of operating performance due to exclusion of non-operating, infrequent, or unusual items.
For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to pages 31-33 of the slide presentation accompanying the conference call.
Conference Call
Hayes Lemmerz will host a telephone conference call to discuss the Company’s fiscal year 2008 first quarter financial results on Thursday, June 5, 2008, at 10:00 a.m. (ET).

To participate by phone, please dial 10 minutes prior to the call:
(888) 295-5935 from the United States and Canada
(706) 758-0212 from outside the United States
Callers should ask to be connected to Hayes Lemmerz financial results conference call, Conference ID# 44916319.
The conference call will be accompanied by a slide presentation, which can be accessed that morning through the Company’s web site, in the Investor Kit presentations section at http://www.hayes-lemmerz.com/Investor_Relations.html.
A replay of the call will be available from 1:00 p.m. (ET), June 5, 2008, until 11:59 p.m. (ET), June 15, 2008, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID#44916319. An audio replay of the call is expected to be available on the Company’s website beginning 48 hours after completion of the call.
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels and powertrain components. The Company has 24 facilities and over 7,000 employees worldwide.
Forward Looking Statements
This press release contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this press release are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” “believe,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) competitive pressure in our industry; (2) fluctuations in the price of steel, aluminum, and other raw materials; (3) changes in general economic conditions; (4) our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales; (5) pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers; (6) changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money; (7) the uncertainties inherent in international operations and foreign currency fluctuations; and (8) the risks described in our most recent Annual Report on Form 10-K and our periodic statements filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions of dollars)
(Unaudited)

	Three Months, Quarter Ending
	April 30, 2008	April 30, 2007
Net sales	$573.8	$498.6
Cost of goods sold	510.1	442.4

Gross profit	63.7	56.2
Marketing, general and administration	39.3	35.3
Amortization of intangibles	2.8	2.4
Asset impairments and other restructuring charges	3.3	2.4
Other (income) expense, net	(3.4)	(2.0)

Earnings from operations	21.7	18.1
Interest expense, net	13.3	18.1
Other non-operating expense	1.7	—
Loss on early extinguishment of debt	—	0.3

Earnings (loss) before income taxes and minority interest	6.7	(0.3)
Income tax expense	13.0	8.5

Loss before minority interest	(6.3)	(8.8)
Minority interest	6.5	3.8

Loss from continuing operations	(12.8)	(12.6)

Loss from discontinued operations	—	(2.7)

Net loss	(12.8)	(15.3)

Loss per common share data
Basic and diluted:
Loss from continuing operations	$(0.13)	$(0.32)
Loss from discontinued operations	—	(0.07)

Net loss	$(0.13)	$(0.39)

Weighted average shares outstanding (in millions)	101.1	39.3

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(Unaudited)

	Balance as of
	April 30, 2008	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$106.8	$160.2
Receivables	337.8	305.6
Other Receivables	47.7	48.3
Inventories	201.4	179.1
Assets held for sale	24.9	21.4
Prepaid expenses and other	15.4	12.2

Total current assets	734.0	726.8

Property, and plant equipment, net	635.3	616.8
Goodwill, intangibles and other long term assets	484.5	462.3

Total assets	$1,853.8	$1,805.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and other notes	$36.5	$32.9
Current portion of long-term debt	5.1	4.8
Accounts payable and other accrued liabilities	442.0	448.4
Liabilities held for sale	8.8	8.2
Other Short Term Liabilities	78.3	61.6

Total current liabilities	570.7	555.9

Long-term debt, net of current portion	604.1	572.2
Pension and other long-term liabilities	409.5	405.0
Minority interest	72.4	70.5
Stockholders’ equity:
Common stock, par value $0.01 per share	1.0	1.0
Additional paid in capital	883.0	882.0
Retained earnings	(942.9)	(928.7)
Accumulated other comprehensive income	256.0	248.0

Total stockholders’ equity	197.1	202.3

Total liabilities and stockholders’ equity	$1,853.8	$1,805.9

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(Unaudited)

	Three Months, Quarter Ending
	April 30, 2008	April 30, 2007
Cash provided by operating activities	$(31.8)	$16.7

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(19.2)	(16.0)
Proceeds from sale of assets	0.5	0.1

Cash used for investing activities	(18.7)	(15.9)

Cash flows from financing activities:
Changes in bank borrowings and credit facility	2.1	(0.5)
Proceeds from revolving credit facility	0.0	10.0
Repayment of long term debt	(0.1)	(0.9)
Dividends paid to minority shareholders	(7.3)	(5.5)

Cash provided by (used for) financing activities	(5.3)	3.1

Net cash provided by discontinued operations	—	19.9

Effect of exchange rate changes on cash and cash equivalents	2.4	2.4

Increase in cash and cash equivalents	(53.4)	26.2
Cash and cash equivalents at beginning of period	160.2	38.5

Cash and cash equivalents at end of period	$106.8	$64.7